Free Writing Prospectus

Dated January 19, 2023

Filed Pursuant to Rule 433(d)

Registration No. 333-260819

Registration No. 333-260819-05

$1,455,200,000 CarMax Auto Owner Trust (CARMX 2023-1)

Jt-Leads: BofA (struc), SMBC, TD, Wells

Co-Mgrs: Academy, CIBC, Seelaus, Scotia, Truist

Size

CLS	$mm	WAL	S&P/F	PWIN	E.Final	L.Final	BENCH	SPRD	YLD	CPN	$PRICE
A-1	284.100	0.27	A-1+/F-1+	1-7	08/23	02/15/24	I-CRV	+28	4.964		100.00000
A-2A	326.200	1.08	AAA/AAA	7-21	10/24	01/15/26	I-CRV	+70	5.297	5.23	99.99030
A-2B	145.000	1.08	AAA/AAA	7-21	10/24	01/15/26	SOFR30A	+70			100.00000
A-3	471.300	2.45	AAA/AAA	21-40	05/26	10/15/27	I-CRV	+83	4.801	4.75	99.99171
A-4	106.300	3.59	AAA/AAA	40-47	12/26	01/16/29	I-CRV	+100	4.700	4.65	99.98489
B	38.800	3.89	AA/AA	47-47	12/26	01/16/29	I-CRV	+138	5.036	4.98	99.98621
C	35.000	3.89	A/A	47-47	12/26	01/16/29	I-CRV	+160	5.256	5.19	99.96734
D	48.500	3.89	BBB/BBB	47-47	12/26	11/15/29	I-CRV	+270	6.356	6.27	99.98848

BILL & DELIVER : BofA	EXP PRICING: Priced 1/19/23

EXPECTED RATINGS: S&P/Fitch	BBG TICKER : CARMX 2023-1 XMR3

EXPECTED SETTLE : 1/25/23	FORMAT : SEC Registered

FIRST PAY DATE : 2/15/23	PXG SPEED : 1.3% ABS to 10% Call

ERISA ELIGIBLE : Yes	MIN DENOMS : $5k x $1K

Intexnet : bascarx2301_upsize U2KK

https://dealroadshow.com/e/CARMX20231

CUSIPS

A1 14318DAA7

A2a 14318DAB5

A2b 14318DAH2

A-3 14318DAC3

A-4 14318DAD1

B 14318DAE9

C 14318DAF6

D 14318DAG4

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.